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                                                                   EXHIBIT 23.1
                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Enterprise Products Operating L.P. and Enterprise Products Partners L.P. on Form S-4 of (i) our report dated March 8, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in accounting for derivative instruments in 2001), with respect to the consolidated financial statements of Enterprise Products Operating L.P., appearing in the Annual Report on Form 10-K of Enterprise Products Operating L.P. for the year ended December 31, 2001, (ii) our report dated March 8, 2002 (May 15, 2002 as to
Note 16 for the effects of a two-for-one split of Limited Partner Units) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in accounting for derivative instruments in 2001), with respect to the consolidated financial statements of Enterprise Products Partners L.P., appearing in the Current Report on Form 8-K dated September 27, 2002, related to Enterprise Products Partners L.P., (iii) our report dated October 1, 2002 with respect to the balance sheet of Enterprise Products GP, LLC, appearing in the Current Report on Form 8-K dated October 2, 2002, related to Enterprise Products Partners L.P. and Enterprise Products Operating L.P. and (iv) to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
Houston, Texas

January 24, 2003